                                                                 EXHIBIT 9(a)(1)

                            DUKE ENERGY CORPORATION

                          OFFER TO PURCHASE FOR CASH

                ANY AND ALL OUTSTANDING SHARES OF THE FOLLOWING
              SERIES OF ITS PREFERRED STOCK AND PREFERRED STOCK A

                                              CUSIP   OUTSTANDING PURCHASE PRICE
TITLE OF SERIES                              NUMBER     SHARES      PER SHARE
---------------                             --------- ----------- --------------
Preferred Stock ($100 par value)
  4.50% Series C..........................  264399791    350,000     $ 90.28
  7.85% Series S..........................  264399759    600,000     $118.46
  7.00% Series W..........................  264399668    500,000     $115.22
  6.75% Series X..........................  264399650    500,000     $115.35
  7.04% Series Y..........................  264399643    600,000     $115.90
Preferred Stock A ($25 par value)
  6.375%, 1993 Series.....................  264399635  2,400,000     $ 28.28


   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 20, 1998, UNLESS THE OFFER IS EXTENDED.


  Duke Energy Corporation, a North Carolina corporation ("Duke Energy"), invites the holders of shares of each series of Duke Energy Preferred Stock and Preferred Stock A listed above (a "Series of Preferred" and a "Series of Preferred A", respectively; the Series of Preferred A being sometimes referred to herein as the "6.375% Preferred A") to tender any and all of their shares of such Series of Preferred or such Series of Preferred A ("Shares") for purchase at the purchase price per Share listed above for the Shares tendered, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal for the Series of Preferred or Series of Preferred A tendered. As to each Series of Preferred and Series of Preferred A, this Offer to Purchase, together with the applicable Letter of Transmittal, constitutes the "Offer". Duke Energy will purchase all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. See "Terms of the Offer--Extension; Termination; Amendments" and "Terms of the Offer--Certain Conditions of the Offer."

  THE OFFER FOR A SERIES OF PREFERRED OR A SERIES OF PREFERRED A IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED OR SERIES OF PREFERRED A. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF THE APPLICABLE SERIES OF PREFERRED OR SERIES OF PREFERRED A BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO CERTAIN CONDITIONS. SEE "TERMS OF THE OFFER--CERTAIN CONDITIONS OF THE OFFER."

                                   IMPORTANT

  Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (1) complete and sign the applicable Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary specified herein, and either deliver the certificates for Shares to the Depositary along with the Letter of Transmittal or deliver such Shares pursuant to the procedure for book-entry transfer set forth in "Terms of the Offer--Procedure for Tendering Shares" herein or (2) request such shareholder's broker, dealer, bank, trust company or other nominee to effect the transaction. A shareholder whose Shares are registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such shareholder desires to tender such Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth in "Terms of the Offer--Procedure for Tendering Shares--Guaranteed Delivery Procedure" herein.

  EACH SERIES OF PREFERRED AND SERIES OF PREFERRED A HAS ITS OWN LETTER OF TRANSMITTAL, AND ONLY THE APPLICABLE LETTER OF TRANSMITTAL FOR A PARTICULAR SERIES OR A NOTICE OF GUARANTEED DELIVERY FOR SUCH SERIES MAY BE USED TO TENDER SHARES OF SUCH SERIES.

  Duke Energy will, as provided in Instruction 10 of the Letter of Transmittal, pay to any Soliciting Dealer a solicitation fee of 1.50% of the par value per Share (except that for transactions for beneficial owners equal to or exceeding 2,500 Shares of a particular Series of Preferred or Series of Preferred A, Duke Energy will pay a solicitation fee of 1.00% of the par value per Share) for any Shares tendered, accepted for payment and paid pursuant to the Offer.

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  NEITHER DUKE ENERGY, ITS BOARD OF DIRECTORS NOR ANY OF ITS EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ANY OR ALL SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

  There is no established trading market for any of the Series of Preferred. The 6.375% Preferred A is listed and traded on the New York Stock Exchange. As of the close of business on December 17, 1997 (the last trading day prior to the commencement of the Offer), the last reported sale price on the New York Stock Exchange was $27 3/16 for the 6.375% Preferred A. Shareholders are urged to obtain a current market quotation, if available, for their Shares.

  Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal for a Series of Preferred or a Series of Preferred A or other tender offer materials may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                               ---------------

                    THE DEALER MANAGERS FOR THE OFFER ARE:

GOLDMAN, SACHS & CO.                                        MERRILL LYNCH & CO.

                               ---------------

           The date of this Offer to Purchase is December 18, 1997.

  NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF DUKE ENERGY AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE APPLICABLE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DUKE ENERGY.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY....................................................................   3
INTRODUCTION...............................................................   5
TERMS OF THE OFFER.........................................................   6
  Number of Shares; Purchase Price; Expiration Date; Receipt of Dividend...   6
  Procedure for Tendering Shares...........................................   6
  Withdrawal Rights........................................................   8
  Acceptance for Payment of Shares and Payment of Purchase Price...........   9
  Certain Conditions of the Offer..........................................  10
  Extension; Termination; Amendments.......................................  11
SELECTED CONSOLIDATED FINANCIAL INFORMATION................................  13
FINANCIAL RATIOS...........................................................  13
RECENT DEVELOPMENTS........................................................  14
PRICE RANGE OF SHARES; DIVIDENDS...........................................  15
PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.........................  16
SOURCE AND AMOUNT OF FUNDS.................................................  17
TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES .........................  18
CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................  18
FEES AND EXPENSES..........................................................  20
CERTAIN INFORMATION CONCERNING DUKE ENERGY.................................  21
ADDITIONAL INFORMATION.....................................................  23
MISCELLANEOUS..............................................................  23

                                    SUMMARY

  This general summary is provided solely for the convenience of holders of Shares and is qualified in its entirety by reference to the full text and more specific details contained in this Offer to Purchase and the applicable Letter of Transmittal and any amendments hereto and thereto.

Duke Energy...............  Duke Energy Corporation.

The Shares................  Shares of the Series of Preferred and the Series of
                            Preferred A listed on the front cover of this Offer to Purchase.

Number of Shares Sought...  Any and all of each Series of Preferred and Series of Preferred A.

Purchase Price............  The purchase price per Share listed on the front cover of this Offer to Purchase which is applicable to the Shares tendered, net to the seller in cash. See "Price Range of Shares; Dividends."

Independent Offer.........  The Offer for a Series of Preferred or a Series of
                            Preferred A is independent of the Offer for any other Series of Preferred or Series of Preferred A. The Offer is not conditioned upon any minimum num-ber of Shares of the applicable Series of Preferred or Series of Preferred A being tendered. The Offer, however, is subject to certain conditions. See "Terms of the Offer--Certain Conditions of the Of-fer."

Expiration Date...........  January 20, 1998 at 12:00 Midnight, New York City
                            time, unless extended.

How to Tender Shares......  See "Terms of the Offer--Procedure for Tendering
                            Shares." For further information, call the Informa-tion Agent or the Dealer Managers or consult your broker, dealer, bank, trust company or other nomi-nee for assistance.

Withdrawal Rights.........  Tendered Shares of any Series of Preferred or Se-
                            ries of Preferred A may be withdrawn at any time prior to the Expiration Date of the Offer with re-spect to such Series of Preferred or Series of Pre-ferred A and, unless accepted for payment prior thereto, may be withdrawn after February 18, 1998. See "Terms of the Offer--Withdrawal Rights."

Purpose of Offer..........  Duke Energy is making the Offer because it believes that the purchase of the Shares would be economi-cally attractive to Duke Energy. In addition, the Offer provides shareholders an opportunity to sell their Shares at a price that Duke Energy believes to be a premium over the market price and without the usual transaction costs associated with a mar-ket sale. See "Purpose of the Offer; Certain Ef-fects of the Offer."

Market Price of Shares....  There is no established trading market for any of the Series of Preferred. The 6.375% Preferred A is listed and traded on the New York Stock Exchange. The last reported sale price on the New York Stock Exchange for the 6.375% Preferred A is shown on the front cover of this Offer to Purchase. See "Price Range of Shares; Dividends."

Dividends.................  Duke Energy paid a regular quarterly dividend for each Series of Preferred and Series of Preferred A on December 16, 1997 to holders of record as of the close of business on November 14, 1997. Holders of Shares tendered and purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods (or any portion there-of). Duke Energy expects to pay the next regular quarterly dividend for each Series of Preferred and Series of Preferred A on March 16, 1998 to holders of record as of the close of business on a date to be determined by its Board of Directors. See "Price Range of Shares; Dividends."

Brokerage Commissions.....  Not payable by shareholders. Duke Energy will pay the solicitation fee described on the front cover of this Offer to Purchase to the broker, dealer, bank or trust company, if any, designated by the holder tendering Shares.

Stock Transfer Tax........  None, except as provided in Instruction 6 of the
                            Letter of Transmittal.

Payment Date..............  As soon as practicable after the Expiration Date, which is expected to be three business days after the Expiration Date. See "Terms of the Offer--Ex-tension; Termination; Amendments" and "Terms of the Offer--Certain Conditions of the Offer."

Further Information.......  Additional copies of this Offer to Purchase, the applicable Letter of Transmittal and the applicable Notice of Guaranteed Delivery may be obtained by contacting Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, telephone
                            (800) 223-2064 (toll-free). Banks and brokers may call collect (212) 440-9800. Questions about the Offer should be directed to Goldman, Sachs & Co. at
                            (800) 828-3182 or to Merrill Lynch & Co. at (888) ML4-TNDR (toll-free) or (888) 654-8637.

                                 INTRODUCTION

  Duke Energy invites the holders of the Series of Preferred and the Series of Preferred A listed on the front cover of this Offer to Purchase to tender any and all of their Shares for purchase at the purchase price per Share listed on the front cover of this Offer to Purchase which is applicable to the Shares tendered, net to the seller in cash, upon the terms and subject to the conditions set forth herein and in the applicable Letter of Transmittal for the Series of Preferred and the Series of Preferred A tendered. As to each Series of Preferred and Series of Preferred A, this Offer to Purchase, together with the applicable Letter of Transmittal, constitutes the "Offer". See "Terms of the Offer--Extension; Termination; Amendments" and "Terms of the Offer--Certain Conditions of the Offer."

  THE OFFER FOR SHARES OF A SERIES OF PREFERRED OR A SERIES OF PREFERRED A IS INDEPENDENT OF THE OFFER FOR SHARES OF ANY OTHER SERIES OF PREFERRED OR SERIES OF PREFERRED A. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF THE APPLICABLE SERIES OF PREFERRED OR SERIES OF PREFERRED A BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO CERTAIN CONDITIONS. SEE "TERMS OF THE OFFER--CERTAIN CONDITIONS OF THE OFFER."

  NEITHER DUKE ENERGY, ITS BOARD OF DIRECTORS NOR ANY OF ITS EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ANY OR ALL SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

  EACH SERIES OF PREFERRED AND SERIES OF PREFERRED A HAS ITS OWN LETTER OF TRANSMITTAL, AND ONLY THE APPLICABLE LETTER OF TRANSMITTAL FOR A PARTICULAR SERIES OR A NOTICE OF GUARANTEED DELIVERY MAY BE USED TO TENDER SHARES OF SUCH SERIES.

  There is no established trading market for any of the Series of Preferred. The 6.375% Preferred A is listed and traded on the New York Stock Exchange under the symbol "DUKA". The last reported sale price on the New York Stock Exchange, as of the close of business on December 17, 1997, for the 6.375% Preferred A is shown on the front cover of this Offer to Purchase. Shareholders are urged to obtain a current market quotation, if available, for their Shares.

  A regular quarterly dividend for each Series of Preferred and Series of Preferred A was paid on December 16, 1997 to holders of record as of the close of business on November 14, 1997. Holders of Shares tendered into and purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods (or any portion thereof). See "Price Range of Shares; Dividends."

  Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Duke Energy pursuant to the Offer. Duke Energy will pay all charges and expenses of Goldman, Sachs & Co. and Merrill Lynch & Co. (the "Dealer Managers"), ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") incurred in connection with the Offer. In addition, Duke Energy will pay to the Soliciting Dealer, if any, designated by the holder tendering Shares, the solicitation fee described on the front cover of this Offer to Purchase. See "Fees and Expenses." ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. See "Terms of the Offer--Procedure for Tendering Shares" and "Certain Federal Income Tax Consequences."

  Shareholders are not under any obligation to tender Shares pursuant to the Offer. The Offer does not constitute notice of redemption of any Series of Preferred or Series of Preferred A pursuant to Duke Energy's Restated Articles of Incorporation, nor does Duke Energy intend to effect any such redemption by making the Offer. The Offer does not constitute a waiver by Duke Energy of any option it has to redeem Shares. See "Purpose of the Offer; Certain Effects of the Offer."

  Copies of this Offer to Purchase and an applicable Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on Duke Energy's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of the Shares.

                              TERMS OF THE OFFER

NUMBER OF SHARES; PURCHASE PRICE; EXPIRATION DATE; RECEIPT OF DIVIDEND

  Upon the terms and subject to the conditions described herein and in the applicable Letter of Transmittal, Duke Energy will purchase any and all Shares that are validly tendered on or prior to the Expiration Date (as defined below) (and not properly withdrawn in accordance with "--Withdrawal Rights") at the purchase price per Share listed on the front cover of this Offer to Purchase which is applicable to the Shares tendered, net to the seller in cash. See "--Extension; Termination; Amendments" and "--Certain Conditions of the Offer."

  The later of 12:00 Midnight, New York City time, on January 20, 1998, or the latest time and date to which the Offer is extended with respect to any Series of Preferred or Series of Preferred A is referred to herein as the "Expiration Date". There can be no assurance that Duke Energy will exercise its right to extend the Offer with respect to any Series of Preferred or Series of Preferred A.

  The Offer for a Series of Preferred or a Series of Preferred A is independent of the Offer for any other Series of Preferred or Series of Preferred A.

  A regular quarterly dividend for each Series of Preferred and Series of Preferred A was paid on December 16, 1997, to holders of record as of the close of business on November 14, 1997. Holders of Shares tendered into and purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods (or any portion thereof).

  No alternative, conditional or contingent tenders will be accepted.

PROCEDURE FOR TENDERING SHARES

  To tender Shares validly pursuant to the Offer, the tendering holder of Shares must either:

    (a) send to the Depositary (at one of its addresses set forth on the back cover of this Offer to Purchase) a properly completed and duly executed Letter of Transmittal for the Series of Preferred or the Series of Preferred A tendered or facsimile thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, and either (i) cause certificates for the Shares to be tendered to be received by the Depositary, at one of its addresses or (ii) cause such Shares to be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date; or

    (b) comply with the guaranteed delivery procedure described under "-- Guaranteed Delivery Procedure" below.

  The Depositary will establish an account with respect to each Series of Preferred and Series of Preferred A at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. ALTHOUGH DELIVERY OF SHARES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER, A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL FOR THE SERIES OF PREFERRED OR THE SERIES OF PREFERRED A TENDERED OR FACSIMILE THEREOF, TOGETHER WITH ANY REQUIRED SIGNATURE GUARANTEES AND ANY OTHER REQUIRED DOCUMENTS, MUST, IN ANY CASE, BE RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE ON OR PRIOR TO THE EXPIRATION DATE, OR THE TENDERING HOLDER OF SHARES MUST COMPLY WITH THE GUARANTEED DELIVERY PROCEDURE DESCRIBED BELOW.

  DELIVERY OF THE APPLICABLE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD"), or by a bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery Procedure. If a shareholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares and all other required documents to the Depositary on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be complied with in a timely manner, such Shares may nevertheless be tendered if all of the following conditions are met:

   (i)   such tender is made by or through an Eligible Institution;

   (ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by Duke Energy (with any required signature guarantees) is received by the Depositary as provided below on or prior to the Expiration Date; and

   (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal for the Series of Preferred or the Series of Preferred A to be tendered (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 P.M., New York City time, on the third New York Stock Exchange trading day after the date of execution of the Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmittal or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  TO AVOID FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE PURSUANT TO THE OFFER, EACH SHAREHOLDER MUST NOTIFY THE DEPOSITARY OF SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN SHAREHOLDERS MUST SUBMIT A PROPERLY COMPLETED FORM W-8 IN ORDER TO AVOID THE APPLICABLE BACKUP WITHHOLDING, PROVIDED, HOWEVER, THAT BACKUP WITHHOLDING WILL NOT APPLY TO FOREIGN SHAREHOLDERS SUBJECT TO 30% (OR LOWER TREATY RATE) WITHHOLDING ON GROSS PAYMENTS RECEIVED PURSUANT TO THE OFFER (AS DISCUSSED UNDER "CERTAIN FEDERAL INCOME TAX CONSEQUENCES").

  SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OFFER.

  All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Duke Energy, in its sole discretion, and its determination shall be final and binding. Duke Energy reserves the absolute right to reject any or all tenders of Shares that (i) it determines are not in proper form or (ii) the acceptance for payments of or payment for which may, in the opinion of Duke Energy's counsel, be unlawful. Duke Energy also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of Duke Energy, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

  Duke Energy will, as provided in Instruction 10 of the Letter of Transmittal, pay the solicitation fee described on the front cover of this Offer to Purchase for any Shares tendered and accepted for payment and paid for pursuant to the Offer, covered by a Letter of Transmittal which designates, as having solicited and obtained the tender, the name of (i) any broker or dealer in securities, including the Dealer Managers in their capacity as a broker or dealer, who is a member of any national securities exchange or of the NASD, (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member or (iii) any bank or trust company (each of which is referred to herein as a "Soliciting Dealer"). No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No such fee shall be paid to a Soliciting Dealer with respect to Shares tendered for such Soliciting Dealer's own account. No broker, dealer, bank, trust company or other nominee shall be deemed to be an agent of Duke Energy, the Depositary, the Information Agent or the Dealer Managers for the purposes of the Offer.

WITHDRAWAL RIGHTS

  Tenders of Shares of a Series of Preferred or Series of Preferred A made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date with respect to such Series of Preferred or Series of Preferred A. Thereafter, such tenders are irrevocable, except that they may be withdrawn after February 18, 1998, unless theretofore accepted for payment as provided in this Offer to Purchase. If, with respect to any Series of Preferred or Series of Preferred A, Duke Energy extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares of that Series of Preferred or Series of Preferred A or is unable to accept for payment or pay for Shares of that Series of Preferred or Series of Preferred A pursuant to the Offer for any reason, then, without prejudice to Duke Energy's rights under the Offer, the Depositary may, on behalf of Duke Energy, retain all Shares of that Series of Preferred or Series of Preferred A tendered, and such Shares may not be withdrawn except as otherwise provided in this "Terms of the Offer--Withdrawal Rights," subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934 (the "Exchange Act"), which provides that the issuer "making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer."

  To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses or facsimile numbers set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares of each Series of Preferred or Series of Preferred A to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and the name of the registered holder (if different from the name of such account). Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in "Terms of the Offer--Procedure for Tendering Shares" at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Duke Energy in its sole discretion, and its determination shall be final and binding. None of Duke Energy, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

  Upon the terms and subject to the conditions of the Offer and as promptly as practicable after the Expiration Date with respect to a Series of Preferred or a Series of Preferred A (which is expected to be three business days after the Expiration Date), Duke Energy will accept for payment and pay for Shares of that Series of Preferred or Series of Preferred A validly tendered. See "-- Number of Shares; Purchase Price; Expiration Date; Receipt of Dividend"; "-- Extension; Termination; Amendments"; "--Certain Conditions of the Offer" and "Source and Amount of Funds." Thereafter, payment for all Shares of that Series of Preferred or Series of Preferred A validly tendered on or prior to the Expiration Date and accepted for payment pursuant to the Offer will be made by the Depositary by check as promptly as practicable. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal for the Series of Preferred or the Series of Preferred A tendered or facsimile thereof, and any other required documents.

  For purposes of the Offer, Duke Energy will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered prior to the Expiration Date and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. Duke Energy will pay for Shares that it has purchased pursuant to the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as agent for tendering shareholders for the purpose of receiving payment from Duke Energy and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on amounts to be paid to tendering shareholders, regardless of any delay in making such payment.

  Certificates for all Shares not purchased will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility) as promptly as practicable, without expense to the tendering shareholder.

  Payment for Shares may be delayed in the event of difficulty in determining the number of Shares properly tendered. In addition, if certain events occur, Duke Energy may not be obligated to purchase Shares pursuant to the Offer. See "--Certain Conditions of the Offer."

  Duke Energy will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the purchase price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

CERTAIN CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer, Duke Energy will not be required to accept for payment or pay for any Shares of a Series of Preferred or a Series of Preferred A tendered, and may terminate or amend the Offer with respect thereto, and may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Shares) the acceptance for payment of or payment for Shares of a Series of Preferred or a Series of Preferred A tendered, if any of the following shall have occurred at any time after the date of this Offer to Purchase and prior to the Expiration Date (whether or not such occurrence shall be continuing at the time of such termination, amendment or postponement):

    (a) any action or proceeding shall have been threatened, instituted, pending or taken, or approval shall have been withheld, withdrawn or abrogated, or any statute, rule, regulation, judgment, order or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Duke Energy, by any legislative body, court, authority, agency or tribunal or any other person, including the Securities and Exchange Commission or the State of North Carolina or South Carolina, that, in Duke Energy's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares of that Series of Preferred or Series of Preferred A illegal or challenge the acquisition of such Shares or otherwise or in any manner relate to or affect the Offer,
  (ii) materially impair the contemplated benefits of the Offer to Duke Energy or (iii) materially affect the business, condition (financial or other), income, operations or prospects of Duke Energy, or otherwise materially impair in any way the contemplated future conduct of the business of Duke Energy;

    (b) it shall have been publicly disclosed or Duke Energy shall have learned that any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Common Stock of Duke Energy whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise;

    (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the market price of the Shares of that Series of Preferred or Series of Preferred A, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on Duke Energy's business, operations, prospects or ability to obtain financing generally or the trading in the Shares of that Series of Preferred or Series of Preferred A or other equity securities of Duke Energy, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in Duke Energy's sole judgment, might affect, the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in Duke Energy's sole judgment, a material acceleration or worsening thereof;

    (d) a tender or exchange offer with respect to some or all of the Shares of that Series of Preferred or Series of Preferred A or other equity securities of Duke Energy, or a merger, acquisition or other business combination proposal for Duke Energy shall have been proposed, announced or made by another person;

    (e) there shall have occurred any event or events that have resulted, or may in the sole judgment of Duke Energy result, in an actual or threatened change in the business, condition (financial or other), income, operations, stock ownership or prospects of Duke Energy and its subsidiaries;

    (f) Moody's Investors Service, Inc. or Standard & Poor's Corporation shall have downgraded or withdrawn the rating accorded any securities of Duke Energy or shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any securities of Duke Energy; or

    (g) there shall have occurred any decline in the Standard & Poor's Composite 500 Stock Index by an amount in excess of 15% measured from the close of business on December 17, 1997;

and, in the sole judgment of Duke Energy, such event or events make it undesirable or inadvisable to proceed with the Offer with respect to such Series of Preferred or Series of Preferred A or with such acceptance for payment or payment. The Offer for a Series of Preferred or a Series of Preferred A is independent of the Offer for any other Series of Preferred or Series of Preferred A. The consummation of the Offer for any Series of Preferred or Series of Preferred A is not conditioned on the consummation of the Offer for all Series of Preferred or Series of Preferred A or for any other Series of Preferred or Series of Preferred A.

  In addition, Duke Energy will not be required to accept for payment or pay for Shares of the 6.375% Preferred A if Duke Energy has determined that the consummation of the Offer with respect to such Shares would have a reasonable likelihood of causing the 6.375% Preferred A to cease to be listed on the NYSE (the "Listing Condition").

  The foregoing conditions are for the sole benefit of Duke Energy and may be asserted by Duke Energy regardless of the circumstances (including any action or inaction by Duke Energy) giving rise to any such condition, and any such condition, except for the Listing Condition, may be waived by Duke Energy, in whole or in part, at any time and from time to time in its sole discretion. The failure by Duke Energy at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Duke Energy concerning the events described above will be final and binding on all parties.

EXTENSION; TERMINATION; AMENDMENTS

  Prior to the Expiration Date, Duke Energy may, with respect to each Series of Preferred or Series of Preferred A, extend the period of time during which the Offer is open or otherwise amend or modify the Offer and may terminate the Offer for any reason. There can be no assurance, however, that Duke Energy will extend the Offer. During any such extension, all Shares of such Series of Preferred or Series of Preferred A previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in "--Withdrawal Rights."

  Prior to the Expiration Date, Duke Energy may, with respect to each Series of Preferred or Series of Preferred A, upon the occurrence of any of the conditions specified in "--Certain Conditions of the Offer" terminate the Offer and not accept for payment or pay for any Shares tendered or, subject to Rule 13e-4(f)(5) under the Exchange Act (which provides that the issuer "making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer"), postpone acceptance for payment of or payment for Shares.

  To effect any such extension, amendment, modification, termination or postponement, Duke Energy shall give oral or written notice to the Depositary and make a public announcement thereof. Without limiting the manner in which Duke Energy may choose to make such a public announcement, Duke Energy shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer with respect to any Series of Preferred or Series of Preferred A, in which case Duke Energy shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date with respect to that Series of Preferred or Series of Preferred A.

  If Duke Energy materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Duke Energy will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Under these rules, the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the Securities and Exchange Commission (the "Commission") has stated that, in its view, an offer should remain open for a minimum of five business days from the date that a notice of such a material change is first published, sent or given. The Offer with respect to any Series of Preferred or Series of Preferred A will be extended for at least ten business days from the time Duke Energy publishes, sends or gives to holders of Shares of that Series of Preferred or Series of Preferred A a notice that it will (a) increase or decrease the price it will pay for Shares of that Series of Preferred or Series of Preferred A or the amount of the dealer's soliciting fee or (b) increase or decrease the percentage of Shares in that Series of Preferred or Series of Preferred A it seeks (except that the acceptance for payment of additional Shares of a Series of Preferred or a Series of Preferred A not to exceed 2% of the outstanding Shares in that Series of Preferred or Series of Preferred A shall not be deemed to be an increase).

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                       (MILLIONS, EXCEPT PER SHARE DATA)

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                                    ------------------ ------------------------
                                      1997    1996(1)    1996(1)      1995(1)
                                    --------- -------- ------------ -----------
                                       (UNAUDITED)
Operating Revenues................  $11,719.2 $8,551.8 $   12,302.4 $   9,694.7
Net Income........................      789.8    881.4      1,074.3     1,018.1
Earnings for Common Stock ........      756.6    848.2      1,030.1       969.2
Earnings per Share of Common
 Stock............................  $    2.10 $   2.34 $       2.85 $      2.68
Earnings per Share of Common Stock
 before extraordinary items.......        --       --          2.90         --

--------
(1) Data reflects accounting for the merger between Duke Power Company and PanEnergy Corp as a pooling of interests. As a result, the data gives effect to the merger as if it had occurred as of January 1, 1995.

                                                   CAPITALIZATION AS OF
                                                    SEPTEMBER 30, 1997
                                              -------------------------------
                                                ACTUAL      AS ADJUSTED(1)
                                              ----------- -------------------
                                              (MILLIONS, EXCEPT PERCENTAGES)
Common Stock Equity.......................... $   7,597.7 $   7,597.7    51.8%
Preferred Stocks With Sinking Fund
 Requirements (including current portion)....       234.0       124.0      .9
Preferred Stocks Without Sinking Fund
 Requirements................................       450.0       207.5     1.4
Guaranteed Preferred Beneficial Interests in
 Corporation's Subordinated Notes............         --        350.0     2.4
Debt (including short-term debt).............     6,380.9     6,380.9    43.5
                                              ----------- ----------- -------
  Total...................................... $  14,662.6 $  14,660.1   100.0%
                                              =========== =========== =======

--------
(1) Reflects the assumed purchase pursuant to the Offer of $136.5 million par value of Duke Energy Preferred Stock and Preferred Stock A, the sale on December 8, 1997 of $360.8 million of junior subordinated notes to a subsidiary trust, the issuance on December 8, 1997 by such trust of $350 million of Duke Energy obligated trust preferred securities of such trust and the redemption of $195 million par value of Duke Energy Preferred Stock and Preferred Stock A on December 16, 1997.

                                FINANCIAL RATIOS

                                                 NINE MONTHS
                                                    ENDED        YEAR ENDED
                                                SEPTEMBER 30,   DECEMBER 31,
                                                --------------  --------------
                                                 1997    1996    1996    1995
                                                ------  ------  ------  ------
                                                        (UNAUDITED)
Ratio of Earnings to Fixed Charges(1)..........    4.3     4.5     4.3     4.0
Ratio of Earnings to Fixed Charges and
 Preferred Dividends Combined(1)...............    3.8     4.0     3.8     3.5

--------
(1) For purposes of computing these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of all interest deductions and the interest component of rentals. For the ratio of earnings to fixed charges and preferred dividends combined, preferred dividends represent an amount equal to the earnings which, on a pre-tax basis, would be required to meet the dividends on preferred stocks.

                              RECENT DEVELOPMENTS

  On November 18, 1997, Duke Energy Power Services Inc., a subsidiary of Duke Energy ("DEPS"), entered into an agreement with Pacific Gas and Electric Company ("PG&E") for the purchase of three electric generating plants in California for $501 million. The agreement followed acceptance by PG&E of DEPS's winning bid in connection with the auction held by PG&E as part of its electric generating divestiture program. The sale of the plants to DEPS is subject to approval of the California Public Utilities Commission. If approved, the sale is expected to close by March 31, 1998. Pursuant to California's electric restructuring law, DEPS must contract with PG&E to operate and maintain the facilities for two years following the sale. The transaction does not include any contracts for the output of the plants.

  The plants covered by the agreement are as follows:

                                                                         NET
                                                                      OPERATING
                                                              NUMBER  CAPACITY
     GENERATION TYPE                         COUNTY LOCATION OF UNITS    MW
     ---------------                         --------------- -------- ---------
     Gas-fired:
       Moss Landing......................... Monterey            2      1,478
       Morro Bay............................ San Luis Obispo     4      1,002
     Diesel fueled combustion turbine:
       Oakland.............................. Alameda             3        165
                                                                        -----
                                                                Total   2,645

  On December 5, 1997, Duke Energy filed an application with the North Carolina Utilities Commission to have its wholly-owned utility subsidiary, Nantahala Power and Light Company, become an unincorporated division of Duke Power, the division of Duke Energy which conducts its electric utility business in North Carolina and South Carolina. See "Certain Information Concerning Duke Energy." In its application, Duke Energy proposed that the base rates for customers of such subsidiary not be increased through the year 2000. Duke Energy also plans to make filings in connection with such transaction with The Public Service Commission of South Carolina and the Federal Energy Regulatory Commission.

  On December 9, 1997, Duke Energy Power Services LLC and United American Energy Corp. acquired, through a jointly-owned limited liability company, a 50% ownership interest in American Ref-Fuel Company ("American Ref-Fuel") from Air Products and Chemicals Inc. for a purchase price of $237 million. Duke Energy Power Services LLC's interest in such limited liability company is 65%. American Ref-Fuel is the third largest waste-to-energy company in the United States, with revenues of about $350 million for the fiscal year ended September 30, 1997. The other 50% interest in American Ref-Fuel is held by Browning-Ferris Industries, Inc.

                        PRICE RANGE OF SHARES; DIVIDENDS

  There is no established trading market for any of the Series of Preferred. The 6.375% Preferred A is listed and traded on the New York Stock Exchange under the symbol "DUKA". The last reported sale price on the New York Stock Exchange, as of the close of business on December 17, 1997 for the 6.375% Preferred A is shown on the front cover of this Offer to Purchase.

  SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS, IF AVAILABLE, FOR THEIR SHARES.

  The following table sets forth the high and low sales prices of the 6.375% Preferred A on the New York Stock Exchange for the fiscal quarters indicated.

                                                              6.375% PREFERRED A
                                                              ------------------
                                                                HIGH      LOW
                                                              ------------------
     1995:1st Quarter........................................ 23       20
          2nd Quarter........................................ 23 7/8   21 3/4
          3rd Quarter........................................ 24 1/8   22 3/4
          4th Quarter........................................ 25 7/8   23 3/8

     1996:1st Quarter........................................ 26 1/4   23 3/4
          2nd Quarter........................................ 25       22 5/8
          3rd Quarter........................................ 24 1/2   23
          4th Quarter........................................ 26       23 3/4

     1997:1st Quarter........................................ 26       24 1/4
          2nd Quarter........................................ 25 1/2   24
          3rd Quarter........................................ 26 1/2   25 3/16
          4th Quarter (through December 17).................. 27 1/4   25 5/8

  Dividends for a Series of Preferred or a Series of Preferred A are payable quarterly when, as and if declared by Duke Energy's Board of Directors at the rate per annum included in the title of the Series of Preferred and the Series of Preferred A listed on the front cover of this Offer to Purchase. A quarterly dividend for each Series of Preferred and Series of Preferred A was paid on December 16, 1997 to holders of record as of the close of business on November 14, 1997. Holders of Shares tendered and purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods (or any portion thereof).

              PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

  Duke Energy is making the Offer because it believes that the purchase of the Shares would be economically attractive to Duke Energy. The Offer also provides shareholders an opportunity to sell their Shares at a price that Duke Energy believes to be a premium over the market price and without the usual transaction costs associated with a market sale.

  After the consummation of the Offer, Duke Energy may determine to purchase additional Shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any such purchases may be on the same terms as, or on terms which are more or less favorable to holders of Shares than, the terms of the Offer. However, Rule 13e-4(f)(6) under the Exchange Act prohibits Duke Energy and its affiliates from purchasing any Shares of a Series of Preferred or a Series of Preferred A, other than pursuant to the Offer, until at least ten business days after the Expiration Date with respect to that Series of Preferred or Series of Preferred A. Any future purchases of Shares by Duke Energy would depend on many factors, including the market price of the Shares, Duke Energy's business and financial position, restrictions on Duke Energy's ability to purchase Shares imposed by law or by New York Stock Exchange listing requirements, and general economic and market conditions.

  Shareholders are not under any obligation to tender Shares pursuant to the Offer. The Offer does not constitute notice of redemption of any Series of Preferred or Series of Preferred A pursuant to Duke Energy's Restated Articles of Incorporation, nor does Duke Energy intend to effect any such redemption by making the Offer. The Offer does not constitute a waiver by Duke Energy of any option it has to redeem Shares and all Shares remaining outstanding after the Offer will continue to be redeemable at the option of Duke Energy at redemption prices which are greater than the applicable price per share offered hereby. The 4.50% Series C is currently redeemable at the option of Duke Energy at $101.00 per share plus dividends accrued to the redemption date. The 7.85% Series S is redeemable at the option of Duke Energy on and after September 16, 2002 at $103.93 per share and thereafter at prices declining annually to $100.00 per share on and after September 16, 2012 plus, in each case, dividends accrued to the redemption date. The 7.00% Series W is redeemable at the option of Duke Energy on and after March 16, 2003 at $103.50 per share and thereafter at prices declining annually to $100.00 per share on and after March 16, 2013 plus, in each case, dividends accrued to the redemption date. The 6.75% Series X is redeemable at the option of Duke Energy on and after June 16, 2003 at $103.94 per share and thereafter at prices declining annually to $100.00 per share on and after June 16, 2017 plus, in each case, dividends accrued to the redemption date. In addition, Duke Energy must redeem through a sinking fund 20,000 shares of the 6.75% Series X on June 16, 2003 and on each June 16 thereafter to and including June 16, 2027 at $100.00 per share plus dividends accrued to the redemption date, with Duke Energy having the noncumulative option to redeem an additional 20,000 shares of the 6.75% Series X at such price on each of such dates. The 7.04% Series Y is redeemable at the option of Duke Energy on and after June 16, 2003 at $103.52 per share and thereafter at prices declining annually to $100.00 per share on and after June 16, 2013 plus, in each case, dividends accrued to the redemption date. The 6.375% Preferred A is redeemable at the option of Duke Energy on and after December 16, 2003 at $25.80 per share and thereafter at prices declining annually to $25.00 per share on and after December 16, 2013 plus, in each case, dividends accrued to the redemption date.

  The Series of Preferred rank equally with the Series of Preferred A with no preference or priority of any Series of Preferred over any Series of Preferred A or of any Series of Preferred A over any Series of Preferred and each Series of Preferred and each Series of Preferred A are senior to both the Preference Stock and the Common Stock of Duke Energy with respect to dividends and distribution of assets upon liquidation, dissolution or winding up of Duke Energy. In the event of any such liquidation, dissolution or winding up, the holders of a Series of Preferred are entitled, before any amount is payable to the holders of the Preference Stock or the Common Stock of Duke Energy, to receive (a) $105.00 per share if such action is voluntary and (b) $100.00 per share if such action is involuntary plus, in each case, the amount of any accrued and unpaid dividends thereon and the holders of a Series of Preferred A are entitled, before any amount is payable to the holders of the Preference Stock or the Common Stock of Duke Energy, to receive
(a) $26.25 per share if such action is voluntary and (b) $25.00 per share if such action is involuntary plus, in each case, the amount of any accrued and unpaid dividends thereon. The holders of a Series of Preferred or a Series of Preferred A have no preemptive or conversion rights.

  Shares that Duke Energy purchases pursuant to the Offer will be retired, cancelled and returned thereafter to the status of authorized but unissued shares of Duke Energy's Preferred Stock or Preferred Stock A, which will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the Shares not purchased in the Offer. However, Duke Energy does not believe that there is a reasonable likelihood, and it is not a purpose of this Offer, that the Offer or purchases of Shares by Duke Energy will, under the current published guidelines of the New York Stock Exchange, cause the 6.375% Preferred A to be delisted from the New York Stock Exchange. Duke Energy will not be required to accept for payment or pay for Shares of the 6.375% Preferred A if Duke Energy has determined that the consummation of the Offer with respect to such Shares would have a reasonable likelihood of causing the 6.375% Preferred A to cease to be listed on the NYSE. See "Terms of the Offer--Certain Conditions of the Offer."

  Duke Energy has no plans or proposals which relate to or would result in:
(a) the acquisition by any person of additional securities of Duke Energy or the disposition of securities of Duke Energy (other than as discussed under "Source and Amount of Funds"); (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Duke Energy or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of Duke Energy or any of its subsidiaries; (d) any change in the present Board of Directors or management of Duke Energy; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of Duke Energy; (f) any other material change in Duke Energy's corporate structure or business;
(g) any change in Duke Energy's Restated Articles of Incorporation or By-Laws or any actions which may impede the acquisition of control of Duke Energy by any person; (h) a class of equity securities of Duke Energy being delisted from a national securities exchange; (i) a class of equity securities of Duke Energy becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of Duke Energy's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

  NEITHER DUKE ENERGY, ITS BOARD OF DIRECTORS NOR ANY OF ITS EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ANY OR ALL SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

                          SOURCE AND AMOUNT OF FUNDS

  Assuming that Duke Energy purchases all outstanding Shares pursuant to the Offer, the total amount of funds required by Duke Energy to purchase the Shares would be $355,371,000, excluding fees and other expenses. See "Fees and Expenses." Duke Energy intends to use (i) proceeds in the amount of $155 million from the sale of its Series A 7.20% Junior Subordinated Notes due September 30, 2037 (the "Notes") to Duke Energy Capital Trust I, a subsidiary trust of Duke Energy, which trust, in order to fund the purchase of the Notes, issued its 7.20% Cumulative Quarterly Income Preferred Securities in a public offering and (ii) proceeds from the issuance of short-term debt to fund the purchase of Shares pursuant to the Offer.

               TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES

  Based upon Duke Energy's records and upon information provided to Duke Energy by its directors and executive officers, neither Duke Energy nor, to Duke Energy's knowledge, any of its associates, subsidiaries, directors, executive officers or any associate of any such director or executive officer owns any Shares or has engaged in any transactions involving Shares during the 40 business days preceding the date hereof. Neither Duke Energy nor, to Duke Energy's knowledge, any of its directors or executive officers is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person with respect to any securities of Duke Energy other than as disclosed in this Offer to Purchase. See "Fees and Expenses."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  In General. The following summary describes certain United States federal income tax consequences to shareholders who tender Shares pursuant to the Offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury regulations thereunder, and administrative pronouncements and judicial decisions relating thereto, all of which are subject to change (possibly on a retroactive basis). The tax treatment described herein may vary depending upon each shareholder's particular circumstances. The summary deals only with Shares held as capital assets within the meaning of the Code and does not address tax consequences that may be important to shareholders in special tax situations, such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, or shareholders holding the Shares as part of a conversion transaction, as part of a hedging transaction, or as a position in a straddle for tax purposes. In addition, the summary does not address the effect of any applicable state, local or foreign tax laws. EACH SHAREHOLDER SHOULD CONSULT A TAX ADVISOR WITH REGARD TO THE OFFER AND THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

  Characterization of the Sale. A sale of Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and will be treated as a "sale or exchange," rather than as a distribution by Duke Energy with respect to the Shares, if under Section 302 of the Code the sale
(i) results in a "complete redemption" of all the stock in Duke Energy owned by the shareholder or (ii) is "not essentially equivalent to a dividend" with respect to the shareholder. The receipt of cash by a shareholder will constitute a "complete redemption" if all of the Duke Energy stock actually and constructively owned by the shareholder under the attribution rules described below is sold pursuant to the Offer. "Complete redemption" treatment may also apply where constructive ownership is based on certain family relationships if all of the Duke Energy stock actually owned by the shareholder is sold pursuant to the Offer and the shareholder is eligible to waive, and effectively waives, such attribution of stock ownership in accordance with the procedures described in Section 302(c)(2) of the Code. Shareholders considering terminating their interest in accordance with Section 302(c)(2) of the Code should consult their own tax advisors. The receipt of cash will qualify as "not essentially equivalent to a dividend" if the sale of Shares results in a "meaningful reduction" in the shareholder's proportionate interest in Duke Energy stock. The Internal Revenue Service has indicated in published rulings that even a small reduction in the proportionate interest of a minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." A sale of Shares by a shareholder who does not own, actually or constructively, any Duke Energy Common Stock should qualify as "not essentially equivalent to a dividend." Contemporaneous dispositions or acquisitions of Duke Energy stock actually or constructively owned may be deemed to be part of an integrated transaction which will be taken into account in this connection.

  In applying the foregoing Section 302 rules, there will be taken into account not only stock actually owned by the shareholder, but also stock constructively owned under the attribution rules of Section 318 of the Code. Under Section 318, a shareholder may constructively own stock actually owned, and in some cases constructively owned, by certain related individuals or entities and stock which the shareholder has the right to acquire by exercise of an option or conversion right.

  If under Section 302 a sale of the Shares is treated as a "sale or exchange," the tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received and the shareholder's tax basis in the Shares sold. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Shares have been held for more than one year. In the case of individuals, "net capital gain," i.e., the excess of net long-term capital gain over net short-term capital loss, is generally subject to a reduced rate of federal income tax. Capital gains and losses from property held for more than 18 months will be taken into account in determining "adjusted net capital gain," which is subject to a further reduction in the rate of tax pursuant to a recent amendment of the Code.

  If the sale is not treated under Section 302 as a "sale or exchange," the tendering shareholder will be deemed to have received a dividend taxable as ordinary income in the amount of the cash received to the extent of the shareholder's allocable portion of Duke Energy's earnings and profits as determined for federal income tax purposes. Any such dividend would be includible in the gross income of the shareholder as ordinary income in its entirety without reduction for the tax basis of the Shares sold pursuant to the Offer. The shareholder's basis in the Shares sold would be added to such shareholder's basis in any retained Duke Energy stock (except as described below for corporate shareholders eligible for the dividends-received deduction). To the extent that the amount of cash received exceeds the shareholder's allocable portion of Duke Energy's earnings and profits, the shareholder's basis will be reduced by the amount of such excess. Any amount received in excess of the shareholder's tax basis will be treated as received in exchange for the shareholder's Duke Energy stock.

  Corporate Shareholders. If a sale of Shares is treated as a dividend, a corporate shareholder may be entitled to claim a dividends-received deduction for a portion of the dividend, subject to applicable limitations. Under current law, the deduction would be equal to 70% of the dividend received where the corporate shareholder owns less than 20% of the Duke Energy stock. Corporate shareholders should consider the effect of Section 246(c) of the Code which disallows the dividends-received deduction with respect to stock that is held for 45 days or less during the 90-day period beginning on the date which is 45 days before the date on which such stock became ex-dividend with respect to such dividend. For this purpose, the length of time a shareholder is deemed to have held stock may be reduced by periods during which the shareholder's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other transactions. Also, under Section 246A of the Code, if a corporate shareholder has incurred indebtedness directly attributable to an investment in stock, the dividends-received deduction may be reduced. Any amount received by a corporate shareholder pursuant to the Offer that is treated as a dividend would be likely to constitute an "extraordinary dividend" under Section 1059 of the Code. Under Section 1059 of the Code a corporate shareholder is required to reduce its basis (but not below zero) in its stock by the non-taxed portion of the dividend (i.e., the portion of the dividend for which a dividends-received deduction is allowed). If such portion exceeds the shareholder's tax basis in the Shares sold (and, in certain circumstances, its tax basis in any other stock of Duke Energy that it owns), the shareholder would be required to treat the excess as gain from the sale of its Shares or other Duke Energy stock.

  Foreign Shareholders. Duke Energy generally will assume that a foreign shareholder will be treated as having received a dividend and will therefore withhold United States federal income tax at a rate of 30% from gross proceeds paid pursuant to the Offer to foreign shareholders, unless Duke Energy determines that an exemption from or reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign shareholder within the United States. For this purpose, a foreign shareholder is any shareholder that is not (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States, (c) any estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust. In order to claim an exemption from withholding on the ground that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business by a foreign shareholder within the United States, the shareholder must deliver to the Depositary a properly executed Internal Revenue Service Form 4224. A foreign shareholder may be eligible for a refund of any tax withheld or a portion of such tax if such shareholder (i) meets the "complete redemption" or "not essentially equivalent to a dividend" tests described above, (ii) is entitled to a reduced rate of withholding pursuant to a treaty or (iii) is otherwise able to establish that no tax or a reduced amount of tax was due.

  Backup Withholding. ANY TENDERING SHAREHOLDER WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN SHAREHOLDER, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER PURSUANT TO THE OFFER. See "Terms of the Offer--Procedure for Tendering Shares" with respect to the potential application of federal backup withholding tax.

  THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF THE TENDERING SHAREHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE OFFER. EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES PURSUANT TO THE OFFER TO SUCH SHAREHOLDER.

                               FEES AND EXPENSES

  Goldman, Sachs & Co. and Merrill Lynch & Co. will act as Dealer Managers for Duke Energy in connection with the Offer. Duke Energy has agreed to pay the Dealer Managers a fee of 0.5% of the par value per Share for Shares purchased pursuant to the Offer. Duke Energy will pay a solicitation fee of an amount equal to 1.50% of the par value per Share for Shares that are tendered, accepted for payment and paid for pursuant to the Offer (except that for transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares of a particular Series of Preferred or Series of Preferred A, Duke Energy will pay a solicitation fee of an amount equal to 1.00% of the par value per Share). With respect to fees payable pursuant to this paragraph involving transactions for beneficial owners whose ownership is less than 2,500 Shares, any fees payable hereunder shall be paid in full to the Dealer Managers unless a Soliciting Dealer (as defined below) is designated (as herein described), in which case such fee shall be payable in full to such designated Soliciting Dealer (which designated Soliciting Dealer may be a Dealer Manager). With respect to fees payable pursuant to this paragraph involving transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares, any fees payable hereunder shall be paid in full to the Dealer Managers unless a Soliciting Dealer is designated, in which case 80% of such fee shall be paid to the Dealer Managers and 20% of such fee shall be paid to the designated Soliciting Dealer (which designated Soliciting Dealer may be a Dealer Manager).

  The Dealer Managers will also be reimbursed by Duke Energy for their reasonable out-of-pocket expenses, including attorneys' fees, and will be entitled to indemnification against certain liabilities, including liabilities under the federal securities laws. The Dealer Managers have rendered, are currently rendering and are expected to continue to render various investment banking and other advisory services to Duke Energy. The Dealer Managers have received, and will continue to receive, customary compensation from Duke Energy for such services.

  Duke Energy will, as provided in Instruction 10 of the Letter of Transmittal, pay the solicitation fee described on the front cover of this Offer to Purchase for Shares tendered and accepted for payment and paid for pursuant to the Offer, covered by a Letter of Transmittal which designates, as having solicited and obtained the tender, the name of (i) any broker or dealer in securities, including a Dealer Manager in its capacity as a broker or dealer, which is a member of any national securities exchange or of the NASD,
(ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as if it were an NASD member, or (iii) any bank or trust company (each of which is referred to herein as a "Soliciting Dealer"). No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No such fee shall be payable to a Soliciting Dealer with respect to Shares tendered for such Soliciting Dealer's own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be an agent of Duke Energy, the Depositary, the Information Agent or the Dealer Managers for the purposes of the Offer.

  Duke Energy has retained ChaseMellon Shareholder Services, L.L.C., as Depositary and Georgeson & Company Inc. as Information Agent in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Depositary and the Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses. Duke Energy has agreed to indemnify the Depositary and the Information Agent against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

  Other than as described above, Duke Energy will not pay any solicitation fees to any broker, dealer, bank, trust company or other person for any Shares purchased in connection with the Offer. Duke Energy will reimburse such persons for customary handling and mailing expenses incurred in connection with the Offer.

  Duke Energy will pay all stock transfer taxes, if any, payable on account of the acquisition of the Shares by Duke Energy pursuant to the Offer, except in certain circumstances where special payment or delivery procedures are utilized pursuant to Instruction 6 of the Letter of Transmittal.

                  CERTAIN INFORMATION CONCERNING DUKE ENERGY

  Duke Power Company completed a merger with PanEnergy Corp on June 18, 1997 and changed its name to Duke Energy Corporation. Duke Energy is a global energy company with more than $20 billion in assets.

  Duke Energy is engaged in the generation, transmission, distribution and sale of electric energy in the central portion of North Carolina and the western portion of South Carolina, comprising the area in both States known as the Piedmont Carolinas. Duke Energy's service territory, approximately two-thirds of which lies in North Carolina, covers approximately 20,000 square miles and includes a number of cities, of which the largest are Charlotte, Greensboro, Winston-Salem and Durham in North Carolina and Greenville and Spartanburg in South Carolina. Duke Energy supplies electric service to approximately two million residential, commercial and industrial customers in over 200 cities, towns and unincorporated communities. As of September 30, 1997, Duke Energy owned 31 generating facilities with a total capacity of 17,246 MW. Net generation of electricity by source for the nine-month period ended September 30, 1997 was as follows: fossil, 58%, nuclear, 40%, and hydroelectric (including pumped storage), 2%. Duke Energy's wholly-owned utility subsidiary, Nantahala Power & Light Company, supplies electric service to approximately 55,000 customers, most of which are residential, in five counties in western North Carolina.

  Duke Energy is also engaged in the interstate transportation and storage of natural gas. Through its four major pipeline subsidiaries--Texas Eastern Transmission Corporation, Algonquin Gas Transmission Company, Panhandle Eastern Pipeline Company and Trunkline Gas Company--Duke Energy owns and operates one of the nation's largest gas transmission networks, delivering approximately 12% of the natural gas consumed in the United States. This fully interconnected, 37,500-mile system can receive natural gas from most major North American producing regions for delivery to markets throughout the Mid-Atlantic, New England and Midwest states.

  The Energy Services group offers a broad variety of worldwide services in energy asset monetization, engineering, construction, liquids, gas and electric marketing, risk management, natural gas liquids shipping, gas processing and transport and "inside-the-fence" and merchant power generation. The Field Services unit is engaged in the business of purchasing, gathering, transporting and marketing natural gas, natural gas liquids and crude oil to industrial end users, local distribution companies, liquid petroleum gas wholesalers and retailers and refiners. Through Duke Energy Trading and Marketing L.L.C. and Duke Energy Marketing, L.P., Duke Energy markets natural gas and electric power and provides risk management services to utilities, municipalities and other large energy users.

  Duke Engineering & Services, Inc. provides full-scope engineering, technical and professional services to public and private sector clients worldwide in all phases of nuclear, renewable and conventional power generation, from conceptual design through construction and full life-cycle operation. Specialized capabilities include engineering, design, project and construction management, operations and maintenance, quality assurance, environmental management, facility siting, petroleum services, power delivery services and safety and health training. Duke/Fluor Daniel provides services related to the engineering, procurement, construction and operation and maintenance of fossil-fueled generating stations. The Global Asset Development group develops, owns, manages and operates energy projects internationally, electric generation facilities in the United States and Canada, and on-site, "inside-the-fence" electric generation and energy conversion facilities for industrial customers. DukeSolutions is Duke Energy's unregulated retail energy services provider, offering customers a "one-stop shop" solution for natural gas and electric commodities, energy efficiency and productivity services and asset monetization.

  Crescent Resources, Inc. conducts real estate management, forestry, and commercial and residential real estate development operations. DukeNet Communications, Inc. develops and manages communications systems, including fiber optic and wireless digital network services. Duke Water Operations provides franchised water service to 20,000 customers in parts of North Carolina and South Carolina.

  The principal executive offices of Duke Energy are located at 422 South Church Street, Charlotte, North Carolina 28202, telephone (704) 594-0887.

                            ADDITIONAL INFORMATION

  Duke Energy is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Duke Energy has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission which includes certain additional information relating to the Offer.

  Such material can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the public reference facilities in the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Duke Energy's
Schedule 13E-4 will not be available at the Commission's Regional Offices. The Commission maintains a Website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Duke Energy, that file electronically with the Commission.

                                 MISCELLANEOUS

  The Offer is not being made to, nor will Duke Energy accept tenders from, holders of Shares in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. Duke Energy is not aware of any jurisdiction where the making of the Offer or the tender of Shares would not be in compliance with applicable law. If Duke Energy becomes aware of any jurisdiction where the making of the Offer or the tender of Shares is not in compliance with any applicable law, Duke Energy will make a good faith effort to comply with such law. If, after such good faith effort, Duke Energy cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on Duke Energy's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  Facsimile copies of the applicable Letter of Transmittal for the Series of Preferred or the Series of Preferred A to be tendered will be accepted. The Letter of Transmittal and certificates for Shares should be sent or delivered by each tendering shareholder of Duke Energy or such shareholder's broker, dealer, bank or trust company to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

         By Mail:           By Overnight Delivery:           By Hand:



   Post Office Box 3301       85 Challenger Road     120 Broadway, 13th Floor
South Hackensack, NJ 07606     Mail Drop--Reorg         New York, NY 10271
   Attn: Reorganization    Ridgefield Park, NJ 07660   Attn: Reorganization
        Department      Attn: Reorganization Department     Department

                          By Facsimile Transmission:
                                (201) 329-8936

                             Confirm by Telephone:
                                (201) 296-4860

  Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at the respective telephone numbers and addresses listed below. Requests for additional copies of this Offer to Purchase, the applicable Letter of Transmittal or other tender offer materials may be directed to the Information Agent or the Dealer Managers, and such copies will be furnished promptly at Duke Energy's expense. Shareholders may also contact their local broker, dealer, bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           GEORGESON & COMPANY INC.

                               Wall Street Plaza
                           New York, New York 10005
                Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064

                    The Dealer Managers for the Offer are:

        GOLDMAN, SACHS & CO.                       MERRILL LYNCH & CO.


           85 Broad Street                       World Financial Center
      New York, New York 10004                         North Tower
           (800) 828-3182                       New York, New York 10281
                                               (888) ML4-TNDR (toll-free)
                                                     (888) 654-8637